November 10, 1994


Board of Directors
Valero Energy Corporation
530 McCullough Avenue
San Antonio, Texas 78215

Ladies and Gentlemen:

     I am the Executive Vice President and General Counsel of Valero Energy Corporation, a Delaware corporation ("Valero"), and have acted as counsel for Valero in connection with the proposed offering of up to $280,000,000 initial public offering price of Debt Securities ("Debt Securities") of Valero registered with the Securities and Exchange Commission (the "Commission") pursuant to the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to which this opinion is filed as an Exhibit, and the Registration Statement No. 33-45457 (filed February 4, 1992). As used herein, the terms "Prospectus" shall mean the Prospectus filed as a part of the Registration Statement, while the terms "Prospectus Supplement," "Pricing Supplement," "Offered Debt Securities," "Indenture," "First Supplemental Indenture" and "Trustee" shall have the meanings specified in such Prospectus.

     In connection therewith, I have examined, among other things, the Restated Certificate of Incorporation, as amended, and the By-laws of Valero, the corporate proceedings with respect to the offering of the Debt Securities, and the Registration Statement.

     Based on the foregoing, and having due regard for such legal considerations as I have determined relevant, I am of the opinion that:

     1. Valero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. The Debt Securities proposed to be sold by Valero have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the act and to compliance with any applicable Blue Sky laws and to the filing, in accordance with Rule 424(b) under the Act, of a Prospectus Supplement and Pricing Supplement with respect to each Offered Debt Security, the Offered Debt Securities, when executed by the Company, duly authenticated by the Trustee and issued and sold as described in the Prospectus and the applicable Prospectus Supplement and Pricing Supplement, will be the lawfully issued, fully paid and non-assessable Debt Securities of Valero.

      3. When executed, authenticated, issued and sold as described in the preceding paragraph, the Offered Debt Securities will constitute binding obligations of Valero, entitled to the benefits of the Indenture and enforceable in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

     In all respects, the opinions expressed herein are as of the date hereof and I make no undertaking to supplement such opinions as facts come to my attention or changes in the law occur that could affect such opinions.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the reference to myself under the caption "Legal Opinions" in the Prospectus as originally filed or as the same be subsequently amended or supplemented.

Very truly yours,

/s/ Stan L. McLelland
Stan L. McLelland

SLM/pam